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                                  EXHIBIT 99.1


                                                                    NEWS RELEASE
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                            IXC COMMUNICATIONS, INC.
                  PRICES $300 MILLION PREFERRED STOCK OFFERING


AUSTIN, TEXAS - AUGUST 18, 1997 - IXC Communications, Inc. (NASDAQ:IIXC) announced that it has priced its Rule 144A offering of $300 million (300,000 shares for $1,000 per share) of 12 1/2% Junior Exchangeable Preferred Stock Due 2009 ("Exchangeable Preferred Stock"). Such stock is exchangeable at the option of IXC for 12 1/2% Subordinated Exchange Debentures Due 2009 ("Exchange Debentures"). Dividends are cumulative and are payable quarterly. At IXC's option, dividends for the first three and one-half years may be paid either in cash or through the issuance of additional shares of Exchangeable Preferred Stock.

IXC expects to close the sale of the Exchangeable Preferred Stock on August 20, 1997 and to use the net proceeds of the offering to fund capital expenditures, including network expansion and for general corporate purposes. The Exchangeable Preferred Stock will not be registered under the Securities Act of 1933 and will not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


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INVESTOR CONTACT:

        James F. Guthrie
        Chief Financial Officer
        IXC Communications, inc.
        (512) 427-3737
        jguthrie@ixc-comm.net